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                                                           Exhibit 10.4




                        EMPLOYMENT AGREEMENT

                          by and between

              IPS Physicians/_______________, P.C.

                                  and

                       ___________________________

                        EMPLOYMENT AGREEMENT


THIS EMPLOYMENT AGREEMENT made this _______ day of May, 1997 by and between IPS Physicians/___________ P.C., a New Jersey professional corporation ("Employer") and _____________ an adult individual (the "Managing Physician").

WHEREAS, Employer is a professional corporation affiliated with Integrated Physicians Systems, Inc., ("IPS"), which desires to develop a network of primary care and specialty physicians in order to enhance the delivery of health care services as part of an integrated delivery system for health care; and

WHEREAS, on the date hereof, IPS is acquiring the medical practice (the "Practice") of Managing Physician, as contemplated by an Asset Purchase Agreement dated of even date herewith (the "Purchase Agreement") by and among IPS, Employer, Managing Physician, and Managing Physician's professional corporation, ____________ ("P.C."); and

WHEREAS, IPS's obligations to consummate the transactions contemplated by the Purchase Agreement are conditioned upon Managing Physician entering into an employment agreement with Employer to provide professional medical services through Employer on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, and representations contained herein and in the Purchase Agreement, Employer and Managing Physician, intending to be legally bound, hereby agree as follows:

                        EMPLOYMENT AND DUTIES

1.1 Employment. Employer hereby employs Managing Physician, and Managing Physician hereby accepts employment, for the period and upon the terms and conditions set forth herein.

1.2 Professional Services.

    (a) As set forth herein, Managing Physician shall provide his professional medical services exclusively for and on a full-time basis to the Employer. Such services shall include those which are customarily performed by physicians practicing in the specialty which Managing Physician is board certified or eligible. Managing Physician shall perform professional services in accordance with generally accepted professional standards for such services and with the standards established by the Employer. Although Managing Physician shall be considered an employee of Employer, Managing Physician shall exercise professional,

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              independent clinical judgment in the provision of medical
              services to all of his patients while under this Agreement without bias, compromise, or reservation.

    (b) Managing Physician shall be required to provide office, weekend, evening, vacation, and after-hours call coverage during such hours as are scheduled by Employer, which schedule shall be prepared with the understanding that it is the Employers goal to reduce the weekend, evening, vacation, and after-hours call hours required by Managing Physician as the number of physician employees increases. Managing Physician shall be required to work at least the number of hours per week required of other physician employees of Employer, according to Employer's policies as amended from time to time.

    (c) In providing services hereunder, Managing Physician shall report to the Medical Director of Employer for clinical matters and the Director of Employer for administrative matters, or their designees.

1.3 Administrative Services. Managing Physician acknowledges that as situations and circumstances warrant he can be called upon to perform administrative services as may be reasonably requested by Employer; provided, however, that such administrative duties shall not be of a scope and nature which materially interferes with the ability of Managing Physician to provide direct patient care services at the Practice in a manner substantially consistent with that maintained by Managing Physician prior to the sale of the Practice to IPS.

1.4 Other Duties. Managing Physician shall perform such other duties, not inconsistent with this Agreement, as may be assigned to him from time to time by Employer.

1.5 Practice Location. During the term of this Agreement, Managing Physician shall practice at the location mutually agreed upon (the "Practice Location"). Managing Physician shall practice at the given location unless
    (a) the Practice Location is no longer suitable for the operation of a medical practice due to fire, condemnation, act of God or other casualty,
    (b) termination of the Lease Agreement between Managing Physician and IPS for the Practice Location as a result of a default by Landlord, or
    (c) Employer, after obtaining Managing Physician's consent, which shall not be unreasonably withheld, determines in good faith that maintenance of the Practice at the Practice Location will have a material adverse financial impact on Employer. Both parties will use their best efforts to address and correct the financial situation of the Practice at the Practice Location prior to relocating the Practice to a different location. During the term of this Agreement, Managing Physician shall perform his duties hereunder at such medical office or offices or other practice locations of Employer to which Managing Physician may be scheduled. Notwithstanding the foregoing, during the Initial Employment Term (as hereinafter defined), without the consent of Managing Physician, Employer shall not assign Managing
    Physician to any practice location outside a ten (10) mile radius of the original Practice Location.

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1.6 Record Keeping.  Managing Physician shall prepare, in accordance with generally accepted medical practice the clinical record of all examinations, procedures, and other professional services rendered by Managing Physician. Managing Physician will participate in the further development of such record keeping as required to more adequately, effectively, and efficiently document the clinical course of all lives placed in his charge. The ownership and right of control of all reports, records, and supporting documents prepared by Managing Physician for the performance of all services shall vest exclusively in Employer; provided, however, Managing Physician shall have such right of authorship and responsibility for all such records, as well as access to all reports, records, and supporting documentation for purposes of reimbursement, defense of malpractice claims, and other legal compliance reasons consistent with Employer, clinical, and/or business policies. Upon termination or expiration of this Agreement, all records of patients treated by Managing Physician shall remain in the possession of Employer.

1.7 Devotion of Time and Effort. Managing Physician shall devote his best efforts exclusively for his practice of medicine with the Employer and his full working time to the performance of his duties under this Agreement.

1.8 Policies and Performance Standards. Managing Physician shall abide by all policies, procedures, and directives instituted by Employer, including those related to quality assurance, utilization review, practice protocols, clinical outcomes assessment, patient/family satisfaction and peer review, and shall comply with the performance standards to be established by the Board of Directors of Employer, (the "Performance Standards"). Managing Physician agrees to actively participate in the design, development, and implementation of all such policies, procedures, and directives that will effect him and other physicians working for Employer.

                   QUALIFICATIONS AND COMPLIANCE STANDARDS

2.1 Licensure; DEA Registration.

    (a) Managing Physician represents and warrants that (i) he is and shall continue to be qualified and licensed to practice medicine without restriction or limitation in the state of New Jersey, and
              (ii) that he is and shall continue to be registered with the Federal Drug Enforcement Administration ("DEA") and the New Jersey Controlled Drug Agency ("CDA") to prescribe controlled substances without sanction, restriction, or limitation. A sanction or restriction of the Managing Physician's license, DEA, or CDA registration, shall include, but not be limited to attachment, suspension or revocation of Managing Physician's license to practice medicine or suspension or revocation of DEA or CDA registration, including but not limited to a suspension for any period of time or any other type of disciplinary or corrective action taken by the State Board of Medical Examiners, the Health Care Financing Administration (HCFA) as it relates to Medicare or Medicaid, the imposition of a monetary fine by the appropriate state licensing or federal

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              authority, or any reprimand or monetary fine or penalty imposed by any governmental authority or regulatory agency having jurisdiction over Managing Physician.

    (b) Managing Physician represents and warrants that to his knowledge there are currently no investigations or proceedings pending, nor to his knowledge threatened, that could lead to a suspension, revocation, restriction, limitation, or other termination of his license to practice medicine. Upon demand Managing Physician shall produce true copies of federal DEA registration.

2.2 Medical Staff Membership.

    (a) Managing Physician shall as of the effective date hereof be, and throughout the term hereof remain, a member in good standing of the Active Medical Staff of ________ Hospital or its successor with all clinical privileges and appointments appropriate and necessary to the performance of his clinical duties hereunder.

    (b) Managing Physician represents and warrants that to his knowledge there are currently no investigations or proceedings pending, nor threatened, the basis of which implicates the professional competence of Managing Physician, that could lead to a suspension, revocation, restriction, limitation, or other termination of his medical staff privileges at any hospital, including his primary Hospital affiliation.

2.3 Statutes/Regulations. Managing Physician shall perform the professional and other duties provided for in this Agreement in conformity with all applicable federal, state, and local laws, statutes, and regulations.

2.4 Provider Status. Throughout the term of this Agreement, unless Managing Physician is unable to participate for reasons not related to Managing Physician's own conduct or qualifications, Managing Physician shall have and shall maintain status as a participating provider in all managed care organizations, and shall maintain or make application to accept assignment for payment under Medicare and Medicaid and any other such reimbursement programs, where and when applicable. Managing Physician shall participate in any other third party payor program, including any health maintenance organization, preferred provider organization, or other governmental or private managed care program in which Employer directs Managing Physician to participate.

2.5 Specialty Board Certification. If Managing Physician is or becomes certified by a medical specialty board, Managing Physician shall maintain such certification throughout the term of this Agreement, including complying with any applicable recertification process.

2.6 Records and Allocation Agreements. Managing Physician agrees to follow Employer's policies, procedures, and directives and to comply with all requirements of law relating to the preparation and maintenance of complete and accurate records.

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2.7 Other Professional Services.  All amounts earned by Managing Physician which are from activities which are not related to the performance of professional services, and which activities do not interfere with the performance of Managing Physicians obligations under paragraph 1.2 hereunder, including but not limited to, fees, honoraria, and royalties for teaching, writing, and speaking engagements, shall belong to Managing Physician. Managing Physician shall not engage in, or commit to engage in any professional services on behalf of any patient, practice, entity, partnership or professional corporation, other than Employer.

                             COMPENSATION

3.1 Managing Physician Compensation. As compensation for the services to be provided by Managing Physician under this Agreement, Employer shall pay the Target Compensation (which is composed of Base Compensation plus Incentive Compensation) and Bonus Compensation, as described below.

    (a)  Target Compensation. .

         Target Compensation for each year during the Initial Employment Term shall be allocated between Base Compensation and Incentive Compensation as follows:

         Year Base Compensation   Incentive Compensation   Target Compensation
         ---- ---- ------------   ----------------------   -------------------

         1    $                   $                        $
         2    $                   $                        $
         3    $                   $                        $
         4    $                   $                        $
         5    $                   $                        $

    (i) Base Compensation. Managing Physician shall be entitled to receive and Employer shall be obligated to pay to Managing Physician Base Compensation in equal periodic installments, no less frequently than monthly, in accordance with Employer's normal payroll practices for physician employees in effect from time to time. Managing Physician shall not be required to meet any performance goals to receive such Base Compensation.

    (ii) Incentive Compensation. The amount to be paid to Managing Physician as Incentive Compensation in any twelve (12) month period shall depend on the net revenue generated by Managing Physician on Employer's behalf (as defined below) during that year. If the net revenue generated by the Managing Physician during each year equals or exceeds the Revenue Goal, Managing Physician shall receive the total amount of Incentive Compensation set forth above. If the net revenue generated by Managing

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              Physician during each year is less than Managing Physician's
              Revenue Goal, the Incentive Compensation of Managing Physician shall be reduced by one dollar ($1) for each dollar by which Managing Physician fails to generate revenue equal to Managing Physician's Revenue Goal. Employer may periodically pay to Managing Physician throughout the year a portion of the Incentive Compensation which Employer deems reasonable given the net revenue production of Managing Physician throughout the year, subject to adjustment and reconciliation at year end to reflect actual performance.

    (iii) Revenue Goal. The Revenue Goal during the initial Term shall be as follows: _________________________

    (b)       Bonus Compensation.  Employer will pay to Managing Physician an
              amount equal to    percent (  %) of the net revenue of Managing
              Physician during each employment year which is in excess of the Revenue Goal for each year ("Bonus Compensation"). Employer will pay to Managing Physician such Bonus Compensation earned for any Employment Year promptly after calculation thereof, but in no event later than ninety (90) days after the end of each year.

    (c) Net Revenue. The net target revenue of Managing Physician shall mean the aggregate net revenue of Employer attributable to physician services provided personally by Managing Physician, including the aggregate amount received in periodic capitation fees, including bonuses, withhold, open status, and similar payments from each health maintenance organization, preferred provider organization, or other managed care plan compensating Employer on a capitated basis and whose enrollees have selected Managing Physician as their primary care physician. The net revenue of Managing Physician shall be determined on an accrual basis in accordance with generally accepted accounting principles. Notwithstanding, the Employer will not in any manner penalize Managing Physician for any revenue losses that are not within Managing Physician's purview of control. This would include those happenstances that will occur during the course of doing business under managed care. Such happenstances are not limited to, but will include reduction in capitation rates or loss of contract overall or in part. In this regard, Managing Physician's net target revenue will be appropriately reduced, provided that Managing Physician is not the cause for the loss of such revenue.

ALTERNATE

3.1 Managing Physician Compensation. As compensation for the services to be provided by the Managing Physician under this Agreement, Employer shall pay Managing Physician, as follows:

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    (i)       Base Compensation.  Managing Physician shall be entitled to receive and Employer shall be obligated to pay to Base Compensation in equal periodic installments, no less frequently than monthly, in accordance with Employee's normal payroll practices for physician employees in effect from time to time. Managing Physician shall not be required to meet any performance goals to receive such Base Compensation. Managing Physicians Base Compensation shall be _______________________ Dollars ($__________) per annum.

    (ii) Increase in Managing Physician Base Compensation. In the event that the net operating income from the Practice before physician compensation ("NOI") exceeds $___________ per year, Managing Physician shall receive, as additional compensation, an amount equal to __________ (____%) Percent thereof, which amount shall be paid within ninety (90) days of the close of the fiscal year.

    (iii) Decrease in Managing Physician Compensation. In the event that the net operating income from the Practice before physician compensation ("NOI") is less than $_____________ per year, Physicians Base Compensation shall be reduced by an amount equal to ____________ (_____%) Percent of such difference.

    (iv) Definition of NOI. For the purposes herein, net operating income before Managing Physician compensation shall be defined to mean the amount of gross revenue remaining after deducting therefrom
              (a) all ordinary costs and expenses incurred in the operation of
              the practice, including,      by way of illustration and not by
              limitation, rent, utilities, telephone, insurance, payroll and benefits (excluding Physicians compensation hereunder), marketing expenses, advertising, repairs and maintenance, leases, equipment depreciation, and similar expenses, (b) bad debts and contractual allowances, and (c) depreciation and amortization

3.2 Continuing Education. Managing Physician shall be provided with an allowance of $5,000 per year for continuing medical education.

3.3 Benefits. Managing Physician shall be entitled to those Employee benefits set forth in Exhibit A. However, such benefits may be changed by Employer at any time effective upon written notice to Managing Physician if all such changes are generally applicable to all physician employees of Employer.

3.4 Billing. Employer shall bill on behalf of all professional services performed by Managing Physician. Managing Physician shall cooperate fully with Employer in facilitating such billing. In the event regulatory or third party payment programs require any or all services performed by Managing Physician to be billed in the name of or on behalf of Managing Physician, Managing Physician shall designate, authorize, and

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    appoint Employer as Managing Physician's agent and grant Employer a power of attorney to bill on behalf of Managing Physician for all services performed pursuant to this Agreement and to obtain provider number(s) to facilitate such billing. Managing Physician hereby acknowledges and agrees that except for compensation owing to Managing Physician pursuant to this Agreement, all revenues arising from the provision of Managing Physician's services shall be the sole and exclusive property of Employer. Managing Physician further acknowledges that under the terms of Managing Physician's employment only Employer is entitled to claim or receive any fees or charges for Managing Physician's services rendered up to the effective date of termination of this Agreement.

3.5 Insurance. On behalf of Managing Physician the Employer shall maintain limits of professional liability (malpractice) insurance coverage during the term of this Agreement in a form and in amounts not less than $1,000,000 per
    occurrence and $3,000,000 per annual aggregate.   Upon termination of this
    Agreement, to the extent the above referenced coverage was purchased on a claims-made basis, Employer shall purchase the appropriate tail coverage for Managing Physician.

3.6 Vacation. Managing Physician shall be entitled to four (4) weeks paid vacation each year of employment hereunder.

                        TERM AND TERMINATION.

4.1 Term. Subject to the rights of termination provided for herein, this Agreement shall continue in effect for an initial term of five (5) years ("Initial Employment Term"), commencing on the date of the Closing of the Purchase Agreement. This Agreement shall automatically continue for a successive five (5) year term, provided that the parties, after good faith negotiations, mutually agree to Managing Physicians compensation and other employment conditions for such successive term. Each twelve (12) month period during the term of this Agreement is herein referred to as an "Employment Year"

4.2 Termination by Employer. Anything in this Agreement to the contrary notwithstanding, Employer may terminate this Agreement for any of the following reasons:

    4.2.1 Upon three (3) days prior written notice from Employer to Managing Physician if Managing Physician's license to practice medicine in the state of New Jersey or DEA registration is suspended or revoked for any reason and such license or registration has not been fully reinstated to Managing Physician within ten (10) days after written notice to Managing Physician by Employer directing Managing Physician to seek such reinstatement;

    4.2.2 Upon three (3) days prior written notice from Employer to Managing Physician if Managing Physician's active Medical Staff privileges at any hospital are reduced, suspended, or revoked for any reason whatsoever, and such privileges have not been fully reinstated to Managing Physician within thirty (30) days after written notice from

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    Employer to Managing Physician directing Managing Physician to seek such reinstatement;

    4.2.3 Upon thirty (30) days prior written notice from Employer to Managing Physician if Managing Physician, whether due to physical or mental disability or otherwise, has not performed the duties required hereunder for at least twelve (12) consecutive weeks;

    4.2.4 Upon three (3) days prior written notice from Employer to Managing Physician if Managing Physician violates any material provision of this Agreement and such violation is not remedied within thirty (30) days after an initial notice to Managing Physician specifying the violation;

    4.2.5 Upon three (3) days prior written notice from Employer to Managing Physician, if Managing Physician is determined to be a Sanctioned Person. As used herein, the term "Sanctioned Person" means a person who: (a) has been convicted of any offense related to the delivery of an item or service under the Medicare or Medicaid programs or any other federally or state funded program, or any other federal or state law or regulation; (b) has been required to pay any civil monetary penalty under Section 1128A of the Social Security Act or any state Medicaid program; or (c) has been excluded from participation in the Medicare, Medicaid, or any other federally or state funded program; and

    4.2.6 Automatically upon the death of Managing Physician.

    In addition, nothing in this Section 4.2 shall preclude Employer from suspending Managing Physician from the performance of any or all duties normally performed by Managing Physician for any reason whatsoever; provided, however, that Employer shall be required to compensate Managing Physician fully during any such suspension until termination of this Agreement as specified in this Section 4.

4.3 Termination by Managing Physician. Anything in this Agreement to the contrary notwithstanding, Managing Physician may terminate this Agreement upon three (3) days written notice from Managing Physician to Employer if Employer violates any material provision of this Agreement and such violation is not remedied within thirty (30) days from the date of delivery by Managing Physician to Employer of written notice specifying the violation.

4.4 Effect of Termination.

    (a) In the event of termination of this Agreement for any reason, Managing Physician shall only be entitled to Base Compensation for services performed to the date of termination.

    (b)       If this Agreement is terminated, other than pursuant to Sections
              4.2.3 (relating to disability), 4.2.6 (relating to death),  or
              4.3 (relating to Employer breach), before the end of the Initial Employment Term or any Extended Term ("Early

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              Termination"), the Managing Physician shall: (i) no longer be entitled to any payments under this Agreement (as described in Section 4.4(a) above) and (ii) forfeit a percentage of all amounts paid or to be paid by IPS to the P.C. and/or Managing Physician under the Purchase Agreement (the "Forfeited Amounts"). If the Forfeited Amounts are greater than the remaining unpaid amounts due to P.C. or the Managing Physician under the Purchase Agreement on the date of Early Termination, the Managing Physician shall repay to Employer within thirty (30) days of such termination the difference between the Forfeited Amounts and such unpaid amounts. The percentage of the amounts paid or to be paid by IPS pursuant to the Purchase Agreement which shall be forfeited upon Early Termination shall be as follows:

                                                           Percentage to be
              Date of Termination                          Forfeited
              -------------------                          ------------------

              During first Employment Year                 100%
              During second Employment Year                 90%
              During third Employment Year                  80%
              During fourth Employment Year                 70%
              During fifth Employment Year                  60%

              In the event that this Agreement is terminated at the end of its initial five year term, or at the end of any extended term, there shall be no penalty or forfeiture as a result thereof.

              Notwithstanding the foregoing, Managing Physician shall forfeit one hundred percent (100%) of the amounts paid or to be paid by IPS to the P.C. and/or to Managing Physician under the Purchase Agreement if Managing Physician voluntarily terminates his employment hereunder without providing Employer with one hundred eighty (180) days prior written notice. The foregoing shall not be construed to limit any other remedies which Employer may have upon a breach of or other default under this Agreement by Managing Physician.

                             NON-COMPETITION

5.1 Covenant Not to Compete.

    (a) During the period of time which Managing Physician is employed by Employer pursuant to the terms of this Agreement and for a period of two (2) years thereafter, without the prior written consent of Employer and IPS, Managing Physician shall not, directly or indirectly, own, manage, operate, join, control, finance, or participate in the ownership, management, operation, control, or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant, or otherwise, with any medical practice located

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         within a ten (10) mile radius of (i) the current office of the
         Practice or (ii) any other office at which Managing Physician regularly provides services. In such regard, "regularly provides services" means spending more than fifty percent (50%) of Managing Physician's work hours at such office within the immediately preceding six (6) month period. If Managing Physician violates the provisions of this
         Section 5.1, the restrictive period set forth herein shall be extended by a period of time equal to the number of days, if any, during which Managing Physician is in violation of the provisions hereof.

    (b) At any time during a two year period subsequent to the termination of this Agreement for any reason, Managing Physician shall not solicit or induce any patient of the Practice to cease being a patient of the practice for any reason whatsoever, including but not limited to becoming a patient of Managing Physician.

    (c) The restrictions of Section 5.1 shall not apply to Managing Physician during the two (2) year period after Managing Physician's employment with Employer expires or terminates if:

         (i)       Managing Physician terminates this Agreement pursuant to
                   Section 4.3 hereof;

         (ii) This Agreement is terminated by Employer without cause at any time;

         (iii) Employer decides not to offer to extend Managing Physician's employment with Employer for a period following the Initial Employment Term at a compensation level (including incentive compensation) that is comparable to the then current median compensation for Managing Physician's specialty as reflected in the physician compensation survey published by the Medical Group Management Association ("MGMA") for the last year of the Initial Employment Term; or

         (iv) This Agreement is terminated by Employer because of Managing Physician's disability, and after Managing Physician notifies Employer that he is able to perform services again for Employer on a full-time basis, Employer fails to rehire Managing Physician for the remainder of the Initial Employment Term at a compensation level which is comparable to that which would have been received by Managing Physician during the Employment Year in which Managing Physician returns or with Employer's compensation plan (including incentive compensation) then in effect and reasonably equivalent to that of other physician employees of Employer with a similar medical specialty, similar productivity, and similar seniority.

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5.2 Remedies for Violation of Agreement Not to Compete.  Managing Physician
    hereby acknowledges and agrees that the covenants and restrictions contained in this Section 5 relate to matters which are of a special, unique, and extraordinary importance to Employer and IPS and that without such covenants, IPS would be unwilling to purchase the Practice and Practice Assets pursuant to the Asset Purchase Agreement or consummate any of the transactions related thereto and Employer would be unwilling to enter into this Agreement, and that a violation of any of the terms hereof will result in irreparable injury to both IPS and Employer. Accordingly, Managing Physician agrees that IPS and Employer shall be entitled to preliminary and permanent injunctive relief for a violation or threatened violation of any such restrictions without having to prove actual damages or to post a bond, IPS and Employer shall also be entitled to an equitable accounting of all earnings, profits, and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which IPS and Employer may be entitled in law or equity. Managing Physician hereby waives any objections on the grounds of improper jurisdiction or venue to the commencement of an action in the state of New Jersey and agrees that effective service of process may be made upon him/her by mail under the notice provisions contained in Section 6.5 of this Agreement. MANAGING PHYSICIAN ACKNOWLEDGES THAT THE TERMS OF THIS AGREEMENT HAVE BEEN NEGOTIATED AT ARM'S LENGTH. THE MANAGING PHYSICIAN REPRESENTS THAT HE HAS READ THE RESTRICTIONS CONTAINED HEREIN, HAS HAD THE OPPORTUNITY TO REVIEW THEM WITH LEGAL COUNSEL, AND DOES UNDERSTAND THE
    FULL EXTENT AND IMPLICATION OF THE TERMS OF THIS AGREEMENT AND HEREBY KNOWINGLY AND VOLUNTARILY AGREES TO BE BOUND HEREBY.

5.3 Enforcement.  It is the intent of the parties that the provisions of this
    Section 5 herein be enforceable to the fullest extent permitted by law. If, however, any portion of any section of this Agreement including the restrictive covenant as set forth herein is held by a court of law to be unreasonable in any proceeding, then the period of time, the geographic area, or such other restrictions shall be reduced by the elimination or reduction of such portionthereof, so that such restrictions may be enforced in a manner that is adjudged to be reasonable.

                        GENERAL PROVISIONS

6.1 Assignment. The rights and obligations of Employer under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of Employer. This Agreement may be assigned by Employer, without the consent of Managing Physician, to any parent, subsidiary, or affiliated entity of Employer. This Agreement, being a contract for the personal services of Managing Physician, shall not be assignable by Managing Physician.

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

6.2 Waiver. No waiver of any term, provision, or condition of this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or be construed as a further or continuing waiver of any such term, provision, or condition of this Agreement.

6.3 Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby and each term and provision of the Agreement shall be valid and enforceable to the fullest extent permitted by law.

6.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of state of New Jersey.

6.5 Notices. Notices under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered or if mailed by certified, registered mail, return receipt requested, by nationally recognized overnight mail, courier, or in person as of the date of receipt to the parties hereto at the following addresses:


    If to Managing Physician:

    -------------------------------------------------------

    -------------------------------------------------------


    With a required copy to:

    -------------------------------------------------------

    -------------------------------------------------------

    If to Employer:

    -------------------------------------------------------

    -------------------------------------------------------

    With a required copy to:

    -------------------------------------------------------

    -------------------------------------------------------


6.6 Integration. This Agreement between the parties with respect to the subject matter hereof supersedes and takes the place of all prior agreements and negotiations, either oral,

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


    written, or implied. This Agreement may be modified only by an agreement in writing signed by both parties.

6.7 Counterparts. This Agreement may be executed in counterparts each of which shall be deemed an original and all of which together shall be one and the same instrument.

6.8 Change of Law.

    (a) Not withstanding any other provision of this Agreement, if during the term hereof any Change of Law results in an Adverse Consequence (as such terms are defined below), Employer and Managing Physician agree to cooperate in making reasonable revisions to this Agreement in order to avoid such Adverse Consequence(s). If Employer and Managing Physician fail to agree to such revisions after 60 days following notice by either Party to the other requesting renegotiation, then either Party may terminate this Agreement upon 30 days further written notice.

    (b) As used herein, "Change of Law" shall mean: (a) any new legislation enacted by the federal or any state government; (b) any third party payor or any governmental agency (including but not limited to the IRS or the Office of Inspector General of the Department of Health and Human Services) passes, issues or promulgates any new rule, regulation, or guideline or any interpretation of an existing law, rule, regulation, or guideline; or (c) any judicial or administrative body issues any order or decree.

    (c) As used herein, "Adverse Consequence" shall mean a Change of Law that prohibits, restricts, limits, or otherwise affects either Party's rights or obligations hereunder in a material manner or otherwise makes it desirable for either Party to restructure the relationship established hereunder because of material legal or financial consequence expected to result from such Change of Law.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                  IPS Physicians/__________, P.A

ATTEST: ____________________      By: ________________________



WITNESS: ____________________     _____________________

                                  Managing Physician

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

                             EXHIBIT "A"


                             BENEFITS

1. Healthcare Benefits Plan for Managing Physician and his/her legal dependents.

2.  Prescription Card with minimum $10 co-payment.

3.  Disability Insurance.

4.  Optional Dental Benefit.

5.  Vision Care Benefit.

6.  Pension Plan - 401(K) - Employers contributions, if any, are discretionary

7.  Continuing Medical Education Credit



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